Exhibit 3.1

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF INCORPORATION

OF

IRADIMED CORPORATION

(Pursuant to Section 103(f) of the General

Corporation Law of the State of Delaware)

IRADIMED CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.                                      The name of the corporation is Iradimed Corporation.

2.                                      The Corporation filed a Certificate of Incorporation with the Secretary of State of Delaware on April 8, 2014 and that said Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.  The inaccuracy or defect of said Certificate is that Article IV.A designated 800,000 shares of Preferred Stock as “Series A Preferred Stock.”  The Corporation intended to designate 1,400,000 shares of Preferred Stock as “Series A Preferred Stock.”

3.                                      Article IV.A of the Certificate is hereby corrected to read as follows:

A. Authorization of Stock.  The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The total number of shares which the Corporation shall have the authority to issue is 100,000,000, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 1,400,000 shares are designated as “Series A Preferred Stock.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 9th day of July, A.D. 2014.

By:	/s/ Roger Susi
Authorized Officer

Name:	Roger Susi

Title:	Chief Executive Officer and President

CERTIFICATE OF INCORPORATION
OF
IRADIMED CORPORATION

I.

The name of this corporation is Iradimed Corporation (the “Corporation”).

II.

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808.  The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “Delaware Corporation Law”).

IV.

A.            Authorization of Stock.  The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).  The total number of shares which the Corporation shall have the authority to issue is 100,000,000, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 800,000 shares are designated as “Series A Preferred Stock.”

B.            The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, with the exception of the Series A Preferred Stock, which designation, powers, preferences and rights are set forth herein.  The Board is hereby expressly vested with the authority, to the fullest extent now or hereafter provided by law, to adopt any such resolution or resolutions.

C.            Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

D.            Rights, Preferences and Restrictions of Series A Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article IV.D.

1.              Dividend Provisions.

(a)         The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board.  Such dividends shall not be cumulative.  The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding (voting together as a single class and on an as-converted basis).  For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.06429 per annum for each share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b)         After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Series A Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series A Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.              Liquidation Preference.

(a)         In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below), plus declared but unpaid dividends on such share.  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).  For purposes of this Certificate of Incorporation, “Original Issue Price” shall mean $1.07143 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock).

(b)         Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each.

(c)          (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or ‘into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity), provided, however, that if the acquiring person or group of affiliated persons or any affiliates of any such person or persons (including any family members or family trusts of any acquiring person), individually or in the aggregate, owned more than 50% of the voting stock of the corporation outstanding before the transaction or series of related transactions, then the liquidation provision is not triggered, or (D) a liquidation, dissolution or winding up of this corporation, provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock (voting as a single class on an as-converted basis).

(ii)          In any Liquidation Event, if Proceeds received by this Corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as:

(1)         securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (2) below, if (x) traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three trading days prior to the closing of the Liquidation Event, (y) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three trading days prior to the closing of the Liquidation Event, and (z) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(2)         The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (x), (y) or (z) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least (a majority) of the voting power of all then outstanding shares of such Series A Preferred Stock.

(3)         The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)       In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either,

(1)         cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with, or

(2)         cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iv)      The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the Delaware General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Series A Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock (voting together as a single class on an as-converted basis).

3.              Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)         Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (the conversion rate for the Series A Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion prior to closing on the IPO.  The initial Conversion Price per share for Series A Preferred Stock shall be the Original Issue Price applicable to such series, provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

(b)         Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Series A Preferred Stock immediately upon the earlier of (i) closing on the first sale of shares of the Corporation’s Common Stock in its initial firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or equivalent registration form) under the Securities Act of 1933, as amended, the public offering price of which is not less than $10,000,000.0 in the aggregate (the “Initial Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stack (voting on an as-converted basis).

(c)          Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 3(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)         Conversion Price Adjustments of Series A Preferred Stock for Certain Splits and Combinations.

(i)             In the event this Corporation should, at any time or from time to time alter the date upon which this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)          If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)          Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(i), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)           Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including, where applicable, adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)         No Fractional Shares and Certificate as to Adjustments.

(i)             No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)          Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(h)         Notices of Record Date.  In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)             Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(j)            Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k)         Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series A Preferred Stock.  Any such waiver shall bind all future holders of shares of Series A Preferred Stock.

4.              Voting Rights.

(a)         General Voting Rights.  Prior to conversion, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all of the Common Stock shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)         Voting for the Election of Directors.  Prior to conversion, the holders of Series A Preferred Stock and Common Stock (voting together as a single class and on an as-converted basis) shall be entitled to elect the directors of the corporation.  Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by the holders of Series A Preferred Stock and Common Stock (voting together as a single class on an as-converted basis), a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

5.              Protective Provisions.  So long as at least a majority of the Series A Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

(a)         alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares,

(b)         increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock,

(c)          redeem, purchase or, otherwise acquire any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, and (ii) the repurchase of shares of Series A Preferred Stock or Common Stock pursuant to a right of first refusal arising upon a holder’s proposed transfer of such shares, where such right of first refusal applies generally to the shares of the corporation were they proposed to be transferred (subject to certain specified customary carve outs).

E.             Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.E.

1.              Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this corporation legally available therefor any dividends as may be declared from time to time by the Board, pro rata based on the number of shares of Common Stock held.

2.              Liquidation Rights.  Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV.D hereof.

3.              Redemption.  The Common Stock is not redeemable at the option of the holder.

4.              Voting Rights.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock). The holder of each share of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

V.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Corporation Law as so amended.

The Corporation shall, to the fullest extent permitted by law, indemnify and upon request advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, as a director, officer, employee or agent at the request of the Corporation (or any predecessor), against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided; however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise.

Neither any amendment, modification nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate, reduce or adversely affect, any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

VI.

Effective upon the closing of an Initial Qualified Public Offering, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be affected by written consent of stockholders in lieu of a meeting of stockholders.

Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors of the Corporation whether or not there exist any vacancies in previously authorized directorships.

VII.

The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

VIII.

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

IX.

The Corporation is to have perpetual existence.

X.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which constitute the Whole Board of the Corporation shall be designated in the Bylaws of the Corporation.

XI.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation; or (D) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

XII.

The business and affairs of the Corporation shall be managed by or be under the direction of the Board which shall consist of not less than one Director, the exact number of which shall be determined in accordance with the Bylaws of the Corporation. The number of Directors of the Corporation may from time to time be changed in accordance with the Bylaws of the Corporation and the DGCL. A Director shall hold office until the next annual meeting of the Stockholders of the Corporation and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director elected by the Board to fill a newly created Directorship resulting from an increase in the number of Directors shall hold office until the next annual meeting of the Stockholders of the Corporation and until his successor shall be elected and shall qualify and may be filled by a majority of the Board then in office, without the presence of the quorum. Any other vacancy occurring on the Board may be filled by a majority of the Directors then in office, even if less than a quorum, or by the sole remaining Director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of Stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of the Certificate of Designations applicable thereto, and such Directors so elected shall not be divided into classes unless expressly provided by such terms. Further, any such Directors elected by one or more classes or series of Preferred Stock may be removed at any time, with or without cause (except as otherwise provided below), by, and only by, the affirmative vote of the holders of record of a majority of the outstanding shares of such class or series given at a special meeting of such Stockholders called for such purpose.

Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law and except if the directors of the Corporation are ever divided into two or three classes, any director may be removed only for cause by the holders of a majority of the shares then entitled to vote in an election for such class of directors.

XIII.

Advance notice of new business at stockholders’ meetings and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

XIV.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

XV.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

I, THE UNDERSIGNED, Kasey Hannah, being the incorporator, whose mailing address is 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 8th day of April,  2014.

/s/ Kasey Hannah
Kasey Hannah